Exhibit 10.1

Execution Version

COMPANY STOCKHOLDER SUPPORT AGREEMENT

This COMPANY STOCKHOLDER SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of October 2, 2023, by and among Nauticus Robotics, Inc., a Delaware corporation (the “Buyer”), and the undersigned stockholders of 3D at Depth, Inc., a Delaware corporation (the “Company”) who hold Subject Shares (such stockholders, the “Company Stockholders”).

WHEREAS, Buyer, 3D Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and the Company, are concurrently herewith entering into an Agreement and Plan of Merger (as the same may be amended, restated or supplemented, the “Merger Agreement”; capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Merger Agreement) pursuant to which, among other things, Merger Sub will be merged with and into Company, with the Company being the surviving entity and becoming a wholly owned subsidiary of Buyer;

WHEREAS, each Company Stockholder is, as of the date of this Agreement, the sole legal owner of the number of (a) outstanding shares of common stock and preferred stock of the Company (“Company Common Stock”) and (b) options to purchase shares of Company Common Stock (“Company Options”), in each case, set forth opposite such Company Stockholder’s name on Schedule A hereto, and such Company Stockholders do not own any other outstanding shares of Company capital stock or other securities convertible into or exercisable or exchangeable for any shares of Company capital stock (such Company securities owned by the Company Stockholders, together with any additional shares of Company Commons Stock or other Company capital stock (including any securities convertible into or exercisable or for Buyer Common Stock or other capital stock), whether by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon the exercise or conversion of any securities, acquired by such Company Stockholders after the date hereof and prior to the termination of this Agreement being collectively referred to herein as the “Subject Shares”); and

WHEREAS, as a condition to, and material inducement for, Buyer’s willingness to enter into the Merger Agreement, Buyer has requested that each Company Stockholder enter into this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement and the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

Representations and Warranties of Each Company Stockholder

Each Company Stockholder hereby represents and warrants, severally and not jointly, to Buyer as follows:

1.1 Organization and Standing; Authorization. Such Company Stockholder, (a) if a natural person, is of legal age to execute this Agreement and is legally competent to do so, and (b) if the Company Stockholder is not a natural person, (i) has been duly organized and is validly existing and in good standing under the Laws of the state of its formation, (ii) has all requisite corporate or limited liability power and authority, as applicable, to own, lease and operate its properties and to carry on its business as now being conducted, (iii) has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and (iv) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. If the Company Stockholder is not a natural person, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other corporate proceedings on the part of such Company Stockholder are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby.

1.2 Binding Agreement. This Agreement has been, or shall be when delivered, duly and validly executed and delivered by such Company Stockholder and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Company Stockholder, enforceable against such Company Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting creditor’s rights generally and to general principles of equity (collectively, the “Enforceability Exceptions”).

1.3 Governmental Approvals. No consents, waivers or approvals (collectively, “Consents”) from, or notification requirements to, any Governmental Entity on the part of such Company Stockholder are required to be obtained or made in connection with the execution, delivery or performance by such Company Stockholder of this Agreement or the consummation by such Company Stockholder of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such Consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Company Stockholder to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

1.4 Non-Contravention. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with any of the provisions hereof by such Company Stockholder will not (a) conflict with or violate any provision of the certificate of incorporation or formation, bylaws, limited liability company agreement or similar organizational documents of such Company Stockholder, if and as applicable (collectively, the “Organizational Documents”), (b) conflict with or violate any Law, Order or required Consent applicable to such Company Stockholder, or (c) to the knowledge of such Company Stockholder (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) give rise to any obligation to obtain any third party consent or approval from any Person or (iv) except as to the Company Options, give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Company Stockholder, except for any deviations from any of the foregoing clauses (b) or (c) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Company Stockholder to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

1.5 Subject Shares. As of the date of this Agreement, such Company Stockholder has beneficial ownership of the Subject Shares set forth opposite such Company Stockholder’s name on Schedule A hereto, and all such Subject Shares are owned by such Company Stockholder free and clear of all Liens, other than Liens pursuant to this Agreement, the Organizational Documents of the Company or applicable federal or state securities Laws. Other than the Subject Shares, such Company Stockholder does not legally own any Company Common Stock or any other Company capital stock or securities that are convertible into or exercisable for Company Common Stock or other capital stock. Such Company Stockholder has the sole right to vote the Subject Shares, and none of the Subject Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares, except as contemplated by this Agreement or the Organizational Documents of the Company.

1.6 Merger Agreement. Such Company Stockholder understands and acknowledges that Buyer is entering into the Merger Agreement in reliance upon such Company Stockholder’s execution and delivery of this Agreement. Such Company Stockholder has received a copy of the Merger Agreement and is familiar with the provisions thereof.

ARTICLE II

Representations and Warranties of Buyer

Buyer hereby represents and warrants to the Company Stockholders as follows:

2.1 Organization and Standing. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Buyer is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

2.2 Authorization; Binding Agreement. Subject to receipt of the Buyer Stockholder Approval, Buyer has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Buyer and, except for the Buyer Stockholder Approval, no other corporate proceedings on the part of Buyer are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby. Subject to receipt of the Buyer Stockholder Approval, this Agreement has been or shall be when delivered, duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Buyer, subject to the Enforceability Exceptions.

2.3 Governmental Approvals. No Consent from, or notification requirements to, any Governmental Entity on the part of Buyer is required to be obtained or made in connection with the execution, delivery or performance by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby, other than (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such Consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

2.4 Non-Contravention. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby (subject to receipt of the Buyer Stockholder Approval), and compliance with any of the provisions hereof by Buyer will not (a) conflict with or violate any provision of Organizational Documents of Buyer, (b) conflict with or violate any Law, Order or required Consent applicable to Buyer or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Buyer under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of Buyer under, (viii) give rise to any obligation to obtain any third party consent or approval from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of Buyer, except for any deviations from any of the foregoing clauses (b) or (c) that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

ARTICLE III

Agreement to Vote; Certain Other Covenants of the Company Stockholders

Each Company Stockholder covenants and agrees with Buyer during the term of this Agreement as follows:

3.1 Agreement to Vote.

(a) In Favor of Merger. At any meeting of the stockholders of the Company called to seek the Company Requisite Approval, or at any adjournment thereof, or in connection with any written consent of the stockholders of the Company or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement, any other Company Ancillary Documents, the Merger, or any other transactions contemplated thereby is sought, each Company Stockholder shall (i) if a meeting is held, appear at such meeting or otherwise cause the Subject Shares to be counted as present at such meeting for purposes of establishing a quorum, and (ii) vote or cause to be voted (including by class vote and/or written consent, if applicable) the Subject Shares in favor of granting the Company Requisite Approval or, if there are insufficient votes in favor of granting the Company Requisite Approval, in favor of the adjournment such meeting of the stockholders of Company to a later date but not past the Outside Date.

(b) Against Other Transactions. At any meeting of stockholders of the Company or at any adjournment thereof, or in connection with any written consent of the stockholders of the Company or in any other circumstances upon which such Company Stockholder’s vote, consent or other approval is sought, such Company Stockholder shall vote (or cause to be voted) the Subject Shares (including by withholding class vote and/or written consent, if applicable) against (i) any business combination agreement, merger agreement or merger (other than the Merger Agreement and the Merger), scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Company or any public offering of any shares of capital stock of the Company, any of its material Subsidiaries, or, in case of a public offering only, a newly-formed holding company of the Company or such material Subsidiaries, other than in connection with the transactions contemplated by this Agreement, the Merger Agreement and any Company Ancillary Document, (ii) any acquisition proposal relating to the Company (“Acquisition Proposal”), and (iii) other than any amendment to Organizational Documents of the Company permitted under the terms of the Merger Agreement, any amendment of Organizational Documents of the Company or other proposal or transaction involving the Company or any of its Subsidiaries, which would materially impede, interfere with, delay or discourage, frustrate the purposes of, result in a breach by the Company of, prevent or nullify any provision of the Merger Agreement or any Company Ancillary Document, the Merger, or any transaction contemplated thereby or change in any manner the voting rights of any class of the Company’s share capital.

(c) Revoke Other Proxies. Such Company Stockholder represents and warrants that any proxies heretofore given in respect of the Subject Shares that may still be in effect are not irrevocable, and such proxies have been or are hereby revoked, other than the voting and other arrangements under the Organizational Documents of the Company.

3.2 No Transfer. Other than (1) pursuant to this Agreement, (2) upon the consent of Buyer, or (3) to an Affiliate of such Company Stockholder (provided that such Affiliate shall enter into a written agreement, in form and substance reasonably satisfactory to Buyer, agreeing to be bound by this Agreement to the same extent as such Company Stockholder was with respect to such transferred Subject Shares), from the date of this Agreement until the date of termination of this Agreement, such Company Stockholder shall not, directly or indirectly, (i) (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, any Subject Share, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) (the actions specified in clauses (a)-(c), collectively, “Transfer”), other than pursuant to the Merger, (ii) grant any proxies or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Subject Shares), or enter into any other agreement, with respect to any Subject Shares, in each case, other than as set forth in this Agreement or the voting and other arrangements under the Organizational Documents of the Company, (iii) take any action that would make any representation or warranty of such Company Stockholder herein untrue or incorrect, or have the effect of preventing or disabling such Company Stockholder from performing its obligations hereunder, or (iv) commit or agree to take any of the foregoing actions or take any other action or enter into any Contract that would (1) make any of its representations or warranties contained herein untrue or incorrect or (2) would have the effect of preventing such Company Stockholder from performing any of its obligations hereunder, in the case of either (1) or (2), in a manner which would impede, disrupt, prevent or otherwise adversely affect the consummation of the Merger. Any action attempted to be taken in violation of the preceding sentence will be null and void. Such Company Stockholder agrees with, and covenants to, Buyer that such Company Stockholder shall not request that the Company register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Subject Shares.

3.3 No Solicitation.

(a) During the term of this Agreement, each Company Stockholder agrees not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal, or offer which constitutes, or would lead to, an Acquisition Proposal in their capacity as such, (ii) participate in any discussions or negotiations regarding, or knowingly furnish to any Person (other than the Buyer, the Company, Merger Sub, the Company’s and Buyer’s Affiliates and their respective Representatives) any nonpublic information relating to the Company or its Subsidiaries, in connection with any Acquisition Proposal, (iii) approve or knowingly and intentionally recommend, or make any public statement approving or recommending an Acquisition Proposal, (iv) enter into any written letter of intent, merger agreement or similar agreement providing for an Acquisition Proposal, (v) make, or in any manner knowingly participate in a “solicitation” (as such term is used in the rules of the United States Securities and Exchange Commission (“SEC”)) of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to voting of the Company capital stock intending to facilitate any Acquisition Proposal or cause any holder of shares of Company capital stock not to vote to adopt the Merger Agreement and approve the Merger and the other transactions, (vi) become a member of a “group” (as such term is defined in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company that takes any action in support of an Acquisition Proposal or (vii) otherwise resolve or agree to do any of the foregoing.

(b) Notwithstanding anything contained herein to the contrary, (i) no Company Stockholder shall be responsible for the actions of the Company or its board of directors (or any committee thereof), any Subsidiary of the Company, or any officers, directors (in their capacities as such), employees, professional advisors of any of the foregoing (the “Company Related Parties”), including with respect to any of the matters contemplated by this Section 3.3, (ii) no Company Stockholder makes any representations or warranties with respect to the action of any of the Company Related Parties, (iii) any breach by the Company of its obligations under the Merger Agreement shall not be considered a breach of this Section 3.3 (for the avoidance of doubt, it being understood the each Company Stockholder shall remain responsible for any breach by it or its Representatives (other than any such Representative that is a Company Related Party) of this Section 3.3), and (iv) nothing herein shall prevent a Company Stockholder from (1) giving truthful testimony obtained through subpoena or (2) providing truthful information pursuant to investigation by any Governmental Entity or in connection with the defense or prosecution of any action or Proceeding arising from or relating to this Agreement, the Merger Agreement, any other agreement contemplated hereby or thereby or the Merger.

3.4 Support of Merger. During the term of this Agreement, such Company Stockholder shall not take any action that would reasonably be expected to materially delay or prevent the satisfaction of any of the conditions to the Merger and the transactions contemplated by the Merger Agreement and each Company Ancillary Document.

3.5 Waiver of Appraisal and Dissenters’ Rights. Such Company Stockholder hereby irrevocably waives, and agrees not to exercise or assert, any dissenters’ or appraisal rights under Section 262 of the DGCL and any other similar statute in connection with the Merger and the Merger Agreement.

3.6 New Shares. In the event that prior to the Closing (i) any shares of the Company’s capital stock or other securities of the Company are issued or otherwise distributed to such Company Stockholder pursuant to any stock dividend or distribution, or any change in any shares of the Company’s capital stock by reason of any stock split-up, recapitalization, combination, exchange of shares or the like, (ii) such Company Stockholder acquires legal or beneficial ownership of any shares of the Company’s capital stock after the date of this Agreement, including upon exercise of options or settlement of restricted share units or (iii) such Company Stockholder acquires the right to vote or share in the voting of any shares of capital stock of the Company after the date of this Agreement (collectively, the “New Securities”), for the avoidance of doubt, the terms “Subject Shares” shall be deemed to refer to and include such New Securities (including all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged into).

ARTICLE IV

Additional Agreements of the Parties

4.1 Mutual Release.

(a) Company Stockholder Release. Each Company Stockholder on its own behalf, and each of its and their successors, assigns and executors (each, a “Stockholder Releasor”), effective as at the Effective Time, shall be deemed to have, and hereby does, irrevocably, unconditionally, knowingly and voluntarily release, waive, relinquish and forever discharge the Company and its Subsidiaries and each of their respective successors, assigns, heirs, executors, officers, directors, partners, managers and employees (in each case in their capacity as such) (each, a “Company Releasee”), from (i) any and all obligations or duties the Company or any of its Subsidiaries has prior to or as of the Effective Time to such Stockholder Releasor or (ii) all claims, demands, Liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Stockholder Releasor has prior to or as of the Effective Time, against any Company Releasee, in the case of clause (i) and (ii), arising out of, based upon or resulting from (1) any ownership or purported ownership interest in the Company, (2) any options or rights to purchase stock of the Company, (3) the termination of any such interests, (4) the shares of Company Common Stock issuable to holders of Company equity awards, or (5) the consideration received by such Company Stockholder in connection with the Merger (“Stockholder Claims”), and any and all Stockholder Claims that the Stockholder Releasor may have against the Company Releasee with respect thereto whether pursuant to any Contract or otherwise, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Effective Time (except in the event of Fraud on the part of a Company Releasee); provided, however, that nothing contained in this Section 4.1(a) shall release, waive, relinquish, discharge or otherwise affect the rights or obligations of any party (i) arising under this Agreement, the Merger Agreement, the Company Ancillary Documents (including under any other agreement entered into pursuant to or in connection with the Merger Agreement), or the Company’s Organizational Documents, (ii) for exculpation, expense advancement, indemnification or contribution obligations of any Stockholder Releasor to any present or former officer or director of the Company or any of its Subsidiaries or under the Organizational Documents or the Company or any of its Subsidiaries as in effect as of the Effective Time, including in any Stockholder Releasor’s capacity as an officer or director of the Company or any of its Subsidiaries, (iii) arising under any then-existing insurance policy of the Company or any of its Subsidiaries, (iv) pursuant to a contract and/or Company or any of its Subsidiaries policy, for reimbursements for reasonable and necessary business expenses incurred and documented prior to the Effective Time, or (v) for any claim for Fraud.

(b) Company Release. Each of the Company and its Subsidiaries, on its own behalf, and each of its successors, assigns and executors (each, a “Company Releasor”), effective as at the Effective Time, shall be deemed to have, and hereby does, irrevocably, unconditionally, knowingly and voluntarily release, waive, relinquish and forever discharge each Company Stockholder and each of their respective successors, assigns, heirs, executors, officers, directors, partners, managers and employees (in each case in their capacity as such) (each, a “Stockholder Releasee”), from (i) any and all obligations or duties the Company Stockholder has prior to or as of the Effective Time to such Company Releasor or (ii) all claims, demands, Liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Company Releasor has prior to or as of the Effective Time, against any Stockholder Releasee, in the case of clause (i) and (ii), arising out of, based upon or resulting from such Company Stockholder’s direct or indirect ownership or purported ownership interest in the Company prior to the Effective Time or the consideration paid to such Company Stockholder in connection with the Merger (“Company Claims”), and any and all Company Claims that the Company Releasor may have against the Stockholder Releasee with respect thereto whether pursuant to any Contract or otherwise, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Effective Time (except in the event of Fraud on the part of a Stockholder Releasee); provided, however, that nothing contained in this Section 4.1(b) shall release, waive, relinquish, discharge or otherwise affect the rights or obligations of any party (i) arising under this Agreement, the Merger Agreement, the Company Ancillary Documents (including under any other agreement entered into pursuant to or in connection with the Merger Agreement), or (ii) for any claim for Fraud.

4.2 Termination. This Agreement shall terminate upon the earliest of (a) the Effective Time (provided, however, that upon such termination, Section 3.5, Section 4.1, this Section 4.2, and Article V shall survive indefinitely), (b) the termination of the Merger Agreement in accordance with its terms, (c) the date on which the Outside Date in the Merger Agreement is extended without the consent of Company Stockholders holding, in the aggregate, a majority of the Company Common Stock, and (d) the date on which the Merger Agreement is amended or otherwise modified in any manner that is material and adverse to the undersigned Company Stockholder, and upon such termination, no party shall have any liability hereunder other than for its willful and material breach of this Agreement prior to such termination; provided, however, that no party to this Agreement shall be relieved from any liability to the other party hereto resulting from such party’s knowing and intentional material breach of any of its representations or warranties as set forth in this Agreement, or such party’s material breach of any of its covenants or other agreements set forth in this Agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of this Agreement.

4.3 No Other Obligations. (a) Nothing in this Agreement will obligate a Company Stockholder to (i) become a plaintiff in any litigation or other adversarial proceeding or (ii) pay any expenses of any other party and (b) no Company Stockholder shall have any duty, whether a fiduciary duty, duty of confidentiality or otherwise, to any other Company Stockholder or any other Person, in each case, save for and subject to the obligations expressly set forth in this Agreement.

4.4 Stockholder Capacity. The parties acknowledge that this Agreement is entered into by or on behalf of the undersigned Company Stockholder in such Company Stockholder’s capacity as the record or beneficial owner of the Company Common Stock. Nothing in this Agreement restricts or limits any action taken by such Company Stockholder or its Affiliates’ representatives, members, or shareholders, solely in their capacity as a director or officer of the Company (but not on its own behalf as a Company Stockholder) and the taking of any actions (or failure to act) that is necessary for them to comply with their fiduciary duties as a director or officer of the Company and such actions will be deemed not to constitute a breach of this Agreement. Any Person that is not a Company Stockholder shall have no liability under this Agreement and no recourse shall be had against any such Person under this Agreement, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law.

4.5 Further Assurances. Subject to the terms and conditions of this Agreement, upon written request by Buyer or the Company, as applicable, each Company Stockholder shall (a) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Buyer or the Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, the Merger Agreement and the other Company Ancillary Documents and (b) refrain from actions inconsistent with its obligations under this Agreement, the Merger Agreement of any Company Ancillary Document.

ARTICLE V

General Provisions

5.1 Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the Company and Buyer in accordance with Section 10.2 of the Merger Agreement and to such Company Stockholder at its address set forth set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

5.2 Disclosure. Each of the Company Stockholders authorizes Buyer to publish and disclose in any announcement or disclosure required by the SEC, the Company Stockholder’s identity and ownership of the Subject Shares and the nature of the Company Stockholder’s obligations under this Agreement; provided, that prior to any such publication or disclosure Buyer has provided the Company Stockholder with an opportunity to review and comment on such announcement or disclosure, which comments Buyer will consider in good faith.

5.3 Governing Law. This Agreement and all Proceedings (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by the Laws of the State of Delaware (without giving effect to choice of law principles thereof).

5.4 Limitations on Damages. In no event shall any party have any liability for any indirect, incidental, special, consequential or punitive damages, arising out of or relating to this Agreement or the subject matter hereof, no matter what theory of liability, and even if advised of the possibility or probability of such damages.

5.5 Miscellaneous. The provisions of Article X of the Merger Agreement are incorporated herein by reference, mutatis mutandis, as if set forth in full herein.

[Signature pages follow]

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

NAUTICUS ROBOTICS, INC.

Signature:	/s/ Nicolaus A. Radford
Name:	Nicolaus A. Radford
Title:	Chief Executive Officer

[Signature Page to Company Stockholder Support Agreement]

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

COMPANY STOCKHOLDERS:

/s/ Carl Embry
CARL EMBRY

/s/ Neil Manning
NEIL MANNING

/s/ Euan Tait
EUAN TAIT

Schlumberger Technology Corporation

By:	/s/ Arindam Bhattacharya
Name:	Arindam Bhattacharya
Title:	Vice President

[Signature Page to Company Stockholder Support Agreement]

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